Exhibit 99.3

Media Contacts:	Tony Plohoros	Investor Contact:	Mark Stejbach
	(908) 423-3644		(908) 423-5185

Anita Larsen
(908) 423-6022

Merck Strategy in Place to Deliver Long-Term Shareholder Value

•	Ezetimibe/Simvastatin Filing Accepted by the FDA in November

•	Company on Track to Resubmit NDA for ARCOXIA This Month

•	FDA Submission for Three Novel Vaccines Anticipated in Second Half of 2005

•	Early-Stage Research Programs Span 28 Therapeutic Categories

•	Merck Continues Aggressive Focus on External Alliances; Completes More than 40 Deals in 2003

•	Cost-Reduction Program Continues; Elimination of 4,400 Positions to be Complete in 2004

•	Major In-Line Franchises Performing Well; Merck Products No. 1 or 2 in Sales in Large Therapeutic Categories

WHITEHOUSE STATION, N.J., Dec. 9, 2003 — Merck remains committed to its strategy of discovering and developing novel medicines and vaccines and is confident in its ability to drive long-term shareholder value, Merck & Co., Inc. Chairman, President and CEO Raymond V. Gilmartin told more than 300 securities analysts and institutional investors today at the company’s Annual Business Briefing.

     “Merck’s research and development efforts are, and will continue to be, the foundation of this company. Despite recent setbacks, we are pursuing the strategy that is right for Merck and in the best interests of our shareholders,” Mr. Gilmartin said.

     “Today, what payers demand, physicians expect and patients need are the novel products that Merck has and will continue to provide,” Mr. Gilmartin added. “Continuing to focus on developing and launching novel medicines and vaccines backed by proven outcomes at competitive prices, aggressively pursuing external alliances, lowering our cost structure and maximizing our in-line franchises will allow us to grow and succeed over the long term.

     “Earlier this year, we completed the successful spin-off of Medco Health Solutions, which has restored Merck to a ‘pure focus’ on pharmaceutical research. In addition, Merck now owns 99.4 percent — and will soon completely own — Banyu Pharmaceuticals, one of Japan’s top 10 pharmaceutical companies. These two actions make Merck a more focused pharmaceutical research company and give us a stronger position in Japan, the world’s second largest market.”

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     Last month, the U.S. Food and Drug Administration (FDA) accepted the filing of a New Drug Application (NDA) for an ezetimibe/simvastatin tablet. The investigational cholesterol-lowering medicine is being developed for the reduction of elevated cholesterol levels (hypercholesterolemia). The application was submitted by Merck/Schering-Plough Pharmaceuticals in September.

     If approved, ezetimibe/simvastatin would be the first product to reduce cholesterol through dual inhibition by targeting both cholesterol production in the liver and absorption in the intestine. Ezetimibe/simvastatin is a single tablet that contains the active ingredients of the cholesterol-lowering drugs ZETIA (ezetimibe), which inhibits cholesterol absorption, and ZOCOR (simvastatin), which reduces cholesterol production in the liver.

     Merck is on track to resubmit an expanded NDA for ARCOXIA, its newest coxib, to the FDA this month for the treatment of osteoarthritis, rheumatoid arthritis, chronic low back pain, acute pain, dysmenorrhea, acute gouty arthritis and ankylosing spondylitis. No other coxib currently has indications for ankylosing spondylitis, acute gouty arthritis or chronic low back pain. ARCOXIA has been launched in 38 countries worldwide in Europe, Latin America and the Asia-Pacific region.

Developing and Launching Novel Medicines and Vaccines

     In addition to the 2003 submissions, Merck has novel vaccine candidates and a diabetes drug in its late-stage pipeline. The company expects to submit a Product License Application (PLA) to the FDA for its PROQUAD vaccine, a pediatric combination vaccine for measles, mumps, rubella and chicken pox, in the second quarter of 2004. Merck expects to file PLAs with the FDA for three novel vaccine candidates in the second half of 2005: a human papillomavirus (HPV) vaccine; a shingles (zoster) vaccine; and ROTATEQ, a vaccine for rotavirus-induced infant diarrhea.

     Merck’s investigational HPV vaccine has the potential to be the first vaccine to prevent HPV infection and is expected to have the broadest HPV coverage in vaccines currently known to be in development. HPV infection can lead to the development of cervical cancer, which is the second-most common cancer in women. Cervical cancer impacts approximately 470,000 women each year and leads to more than 200,000 deaths. An estimated 30 million adolescents and adult females in the United States are at risk for developing HPV infection.

     Enrollment in Merck’s large Phase III quadrivalent HPV vaccine program is complete, with approximately 17,000 subjects enrolled. The HPV vaccine is expected to reduce the risk of HPV infection and the associated development of cervical cancer and genital warts. HPV 16 is

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one of the more serious forms of HPV and is associated with cervical cancer deaths. Merck’s Phase II proof-of-concept study with an HPV 16 vaccine showed 100-percent efficacy. The company is confident that competing intellectual property claims will not delay the HPV program.

     Enrollment in Merck’s large Phase III program for a zoster vaccine is complete. The vaccine is being developed for the prevention of shingles, a painful condition, which affects up to 1 million adults each year in the United States and is caused by the reactivation of the chicken pox virus.

     Each year, rotavirus-induced infant diarrhea leads to more than 500,000 physician visits and 50,000 hospitalizations in the United States and causes more than 400,000 infant deaths in the developing world. Currently, no rotavirus vaccines or anti-viral treatments exist for the prevention of rotavirus. Merck’s Phase III trial for ROTATEQ is under way with more than 60,000 infants enrolled.

     The company is also studying a DP-IV inhibitor, a glucose-lowering mechanism used alone and in combination for the treatment of Type II diabetes. The number of people suffering from Type II or Non-Insulin Dependent Diabetes Mellitus today in major pharmaceutical markets is 40 million and that total is expected to more than double to 90 million by 2015. Merck plans to enter Phase III with this investigational compound in the second quarter of 2004 and expects to submit an NDA to the FDA in 2006.

     In addition to reviewing the late stage pipeline, Peter S. Kim, Ph.D., president of Merck Research Laboratories, outlined the company’s preclinical and Phase I and II programs during the meeting. Merck’s research programs, which span 28 therapeutic categories, focus on the development of novel medicines that can address large, unmet medical needs.

     “When you look at the Merck pipeline, from preclinical to Phase III,” Dr. Kim said, “you can see the breadth and depth of our work in the areas of diabetes, obesity, Alzheimer’s disease, respiratory disease, coronary heart disease, rheumatoid arthritis and vaccines. We are pleased with the developments in our early stage pipeline and with the new technologies that give us the potential to move compound candidates into later stages for development faster than before. For example, we expect to move our DP-IV candidate from preclinical to Phase III in just over two years, compared with the industry average of just over four years.”

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Aggressively Pursuing External Alliances

     Merck supplements its internal research with an aggressive licensing and external alliance strategy focused on the entire spectrum of collaborations from early research to late-stage compounds. Since early 2002, the company has executed more than 80 transactions, including recent deals with Genpath, for cancer; Amrad, for respiratory disease; Neurogen, for pain; and Actelion, for cardiovascular disease. To date this year, Merck has completed more than 40 deals, compared to 10 in 1999, and has approximately 80 opportunities currently in detailed review.

     Merck evaluates all potential transactions on their ability to enhance the company’s pipeline and long-term growth. “We have consistently found that a large-scale acquisition or merger does not meet those criteria,” Mr. Gilmartin said. “A large-scale merger would provide, at best, a short-term boost with an expensive long-term cost. That is not an appropriate trade-off.”

Lowering the Company’s Cost Structure

     Merck recently accelerated its efforts to fundamentally lower its cost structure through company-wide initiatives. In October, Merck announced the reduction of 4,400 positions, which is expected to be completed in 2004. These reductions are currently under way and, when complete, are expected to generate annual savings of $250 to $300 million starting in 2005.

     In addition, on Dec. 1, the company implemented a new distribution program for U.S. wholesalers, which is intended to moderate the fluctuations in sales currently caused by wholesaler investment buying and improve efficiencies in the distribution of Merck pharmaceutical products.

     By reducing infrastructure costs worldwide, improving the efficiency of capital investments and reducing in-line inventory levels, Merck expects to increase its free cash flow. The company’s capital efficiency initiative is anticipated to improve its capital spending profile through 2006, with average annual capital spending between 2003 and 2006 estimated to be less than $2 billion, compared to $2.6 billion per year in prior years. The company’s new wholesaler distribution program and integrated inventory management strategy is expected to drive a 20-percent reduction in inventory months of supply through 2006 and a cumulative cash flow benefit of more than $300 million during that time.

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Maximizing In-Line Franchises

     Each of Merck’s current products ranks either No. 1 or 2 in sales across large therapeutic areas. This success has been — and is expected to be — driven largely by Merck’s focus on developing novel medicines and demonstrating their value through proven health outcomes.

     Worldwide sales of SINGULAIR, a once-a-day oral medication indicated for the treatment of chronic asthma and the relief of symptoms of seasonal allergic rhinitis, are being driven by strong performance in both the asthma and allergic rhinitis markets. SINGULAIR is the No. 1 asthma controller in terms of total prescriptions in the United States and is the most widely used medicine of its kind (leukotriene antagonist) in the world. Merck expects to submit applications for additional indications to the FDA for perennial allergic rhinitis, prevention of exercise-induced bronchospasm, respiratory syncytial virus and acute asthma between 2004 and 2006.

     FOSAMAX, the most-prescribed medicine worldwide for the treatment of postmenopausal, male and glucocorticoid-induced osteoporosis, maintains strong class leadership in the United States and is the market leader in Europe. Merck expects to launch an oral solution for FOSAMAX during the first quarter of 2004, which would offer patients an alternative to a tablet.

     Total U.S. prescription growth for ZOCOR, the only statin proven to reduce the risk of heart attacks and stroke in people with heart disease and diabetes, regardless of cholesterol level, accelerated following the results of the landmark Heart Protection Study. Merck maintained or improved ZOCOR’s formulary status with all key managed care customers in 2003.

     COZAAR/HYZAAR is the No. 1 AIIA in Europe and maintains the No. 2 position in terms of sales in the U.S. market. Merck expects continued growth from COZAAR/HYZAAR resulting from the landmark Losartan Intervention for Endpoint Reduction in Hypertension (LIFE) and Reduction of Endpoints in Non-Insulin Dependent Diabetes Mellitus with the Angiotensin II Antagonist Losartan (RENAAL) studies.

     The launch of ZETIA, the cholesterol absorption inhibitor from Merck/Schering-Plough Pharmaceuticals, has been highly successful. To date, more than 4 million prescriptions for ZETIA have been filled and the product has a well-established safety and efficacy profile.

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     In terms of sales, VIOXX holds the No. 2 position in the competitive U.S. coxib market and is the No. 1 coxib in the European market. Merck has filed sNDAs with the FDA for an indication for migraine and juvenile rheumatoid arthritis. If approved, these uses are expected to enhance the efficacy profile of this product.

     Sales of Merck’s hospital and specialty products, including PROSCAR, CANCIDAS, and EMEND, totaled more than $3.1 billion through the third quarter of 2003 and contributed significantly to Merck’s revenues. Merck believes there are significant opportunities for future growth of these products as a result of new and potential indications.

Maintaining a Strong Financial Profile

     In presenting the company’s financial overview, Judy Lewent, executive vice president, chief financial officer and president, Human Health-Asia, said, “Merck’s strong financial profile enables the company to fully fund research and development, aggressively focus on external alliances, support our in-line products and maximize upcoming launches while providing significant cash returns to shareholders.” From 2000 to 2002, Merck returned to shareholders, on average, in excess of $6 billion annually through a combination of dividends and treasury share repurchases, totaling over 85 percent of net income for that period.

     The company stated on Dec. 3, that it anticipates reported earnings per share (EPS) from continuing operations for 2003 of $2.90 to $2.95. This range includes the impact of the elimination of positions consistent with the company’s program to lower its cost structure as well as a new distribution program for U.S. wholesalers, both of which were discussed in the company’s third quarter sales and earnings release. Assuming the new distribution program is fully effective, the impact on product sales is likely to be at the higher end of the $650 to $750 million range previously disclosed, and therefore, 2003 EPS is likely to be at the lower end of the $2.90 to $2.95 range. Details on the income statement items forecasted on Oct. 22, can be found in the company’s third quarter sales and earnings release, which was filed with the Securities and Exchange Commission as an exhibit to a Form 8-K on the same day.

     For 2004, as Merck reported on Dec. 3, the company expects full-year 2004 EPS of $3.11 to $3.17. The actions that the company announced in the fourth quarter of 2003 to lower its cost structure, including the elimination of positions, will continue in 2004. Restructuring charges related to the 2004 actions are expected to reduce full-year 2004 income from continuing operations before taxes by $75 to $125 million. The $3.11 to $3.17 EPS guidance for 2004 given above includes the effect of these restructuring charges. Details on the 2004 guidance forecasted on Dec. 3 can be found in the company’s press release, which was filed with the Securities and Exchange Commission as an exhibit to a Form 8-K on the same day.

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About Merck

     Merck & Co., Inc. is a global research-driven pharmaceutical products company. Merck discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly and through its joint ventures.

Forward-Looking Statement

     This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements include statements regarding product development. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in Item 1 of our Form 10-K for the year ended Dec. 31, 2002, and in our periodic reports on Form 10-Q and Form 8-K (if any) which we incorporate by reference.

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